                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                    INFORMIX CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 June 21, 2000
                                   10:00 a.m.

TO THE STOCKHOLDERS:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Informix Corporation, a Delaware corporation ("Informix" or the "Company"), will be held on Wednesday, June 21, 2000, at 10:00 a.m., local time, at Hyatt Rickey's, 4219 El Camino Real, Palo Alto, California for the following purposes:

    1. To elect two (2) directors to Class I of the Company's Board of Directors to serve until the expiration of their term or until their successors are duly elected or appointed and qualified;

    2. To vote upon a proposal to approve an amendment of the Company's 1994 Stock Option and Award Plan to increase the number of shares reserved for issuance under such plan by 8,000,000 shares;

    3. To vote upon a proposal to approve an amendment of the Company's 1997 Employee Stock Purchase Plan to increase the number of shares reserved for issuance under such plan by 4,000,000 shares;

    4. To ratify the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 2000; and

    5. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only holders of Common Stock of the Company of record at the close of business on April 24, 2000 are entitled to notice of and to vote at the meeting. Holders of shares of the Company's Series B Convertible Preferred Stock are entitled to notice of, but not to vote at, the meeting.

    All stockholders are cordially invited to attend the meeting in person. To assure that holders of Common Stock are represented at the meeting, however, such holders are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. HOLDERS OF COMMON STOCK MAY REVOKE THEIR PROXIES IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE THEY HAVE BEEN VOTED AT THE ANNUAL MEETING. ANY HOLDER OF COMMON STOCK ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

                                          For the Board of Directors
                                          INFORMIX CORPORATION

                                          [SIG]

                                          Gary Lloyd
                                          SECRETARY

Menlo Park, California
April 28, 2000

YOUR VOTE IS IMPORTANT. IN ORDER TO ENSURE THEIR REPRESENTATION AT THE MEETING, HOLDERS OF COMMON STOCK ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                              INFORMIX CORPORATION

                            ------------------------

                                PROXY STATEMENT
                  FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of INFORMIX CORPORATION, a Delaware corporation ("Informix" or the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, June 21, 2000, at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at Hyatt Rickey's, 4219 El Camino Real, Palo Alto, California. The Company's principal executive offices are located at 4100 Bohannon Drive, Menlo Park, California 94025, and its telephone number at that address is (650) 926-6300.

    When proxies are properly dated, executed and returned, the shares of Common Stock they represent will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted: (i) for the election of the nominees for Class I directors of the Company's Board of Directors as set forth herein; (ii) for the increase in the number of shares available for issuance under the Company's 1994 Stock Option and Award Plan as set forth herein; (iii) for the increase in the number of shares available for issuance under the Company's 1997 Employee Stock Purchase Plan as set forth herein; (iv) for the ratification of the appointment of KPMG LLP as independent auditors as set forth herein; and (v) at the discretion of the proxy holders, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

    These proxy solicitation materials and the Annual Report to Stockholders for the year ended December 31, 1999, including financial statements, were first mailed on or about April 28, 2000 to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE AND SHARES OUTSTANDING

    The holders of Common Stock of the Company of record at the close of business on April 24, 2000 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, the Company had issued and outstanding and entitled to vote 280,919,775 shares of Common Stock, $0.01 par value. In addition, at the record date, the Company also had issued and outstanding 7,000 shares of Series B Convertible Preferred Stock, $0.01 par value (the "Series B Preferred"). The holders of the Series B Preferred are entitled to notice of, but not to vote at, the Annual Meeting.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to the solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by: (i) filing with the General Counsel of the Company at or before the taking of the vote at the Annual Meeting a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later dated proxy relating to the same shares and delivering it to the General Counsel of the Company at or before the taking of the vote at the Annual Meeting; or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be delivered to Informix Corporation at 4100 Bohannon Drive, Menlo Park, California 94025, Attention: General Counsel, Legal Department, or hand-delivered to the General Counsel, Legal Department at or before the taking of the vote at the Annual Meeting.

VOTING

    Each share of Common Stock outstanding on the Record Date is entitled to one vote. Stockholders' votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. Abstentions are considered shares present and entitled to vote and, therefore, have the same legal effect as a vote against a matter presented at the Annual Meeting. Any shares held in street name for which the broker or nominee receives no instructions from the beneficial owner, and as to which such broker or nominee does not have discretionary voting authority under applicable NASDAQ National Market rules, will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes but will be considered for purposes of determining the presence of a quorum. Holders of shares of the Series B Preferred are not entitled to vote such shares at the Annual Meeting.

SOLICITATION OF PROXIES

    The expense of soliciting proxies in the enclosed form will be borne by the Company. In addition, the Company may reimburse banks, brokerage firms and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and employees, personally or by telephone, telegram, facsimile or other means of communication. No additional compensation will be paid for such services.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

    Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules promulgated by the Securities and Exchange Commission (the "Commission"). Proposals of stockholders of the Company intended to be presented for consideration at the Company's 2001 Annual Meeting of Stockholders must be received by the Company no later than December 29, 2000 in order that they may be included in the proxy statement and form of proxy related to that meeting. The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a stockholder intends to submit a proposal at the Company's Annual Meeting in 2001, which is not eligible for inclusion in the proxy statement relating to that meeting, the stockholder must give notice to the Company in accordance with the requirements set forth in the Securities and Exchange Act of 1934, as amended, no later than March 14, 2001. If such stockholder fails to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when and if the proposal is raised at the Company's Annual Meeting in 2001.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

    The Company's Amended and Restated Certificate of Incorporation and Amended Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected: (i) by the affirmative vote of the holders of the then-outstanding shares of voting stock of the Company entitled to vote generally in the election of directors and voting together as a single class; or (ii) by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is duly elected and qualified.

    There are currently nine members of the Board of Directors. Class I presently consists of three directors whose three-year terms will expire as of the Annual Meeting. Class II presently consists of two directors who are serving three-year terms expiring in 2001. Class III presently consists of four directors who are serving three-year terms expiring in 2002. At each annual meeting of stockholders, directors elected to succeed those in the class whose terms expire will be elected for three-year terms so that the term of one class of directors will expire each year. In each case, a director serves for the designated term and until his or her respective successor is duly elected and qualified, or until any such director's death, resignation or removal.

    Two Class I directors are to be elected at this Annual Meeting to serve a three-year term expiring in 2003. George Reyes, the third Class I director, has decided not to stand for re-election. The Nominating Committee of the Board of Directors has nominated Leslie G. Denend and Cyril J. Yansouni for election to the Class I board seats (the "Class I Nominees"). Shares represented by the accompanying proxy will be voted for the Class I Nominees, unless the proxy is marked in such a manner as to withhold authority so to vote. If the nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy may be voted for a substitute nominee designated by the present Board of Directors to fill the vacancy. It is not presently expected that the Class I Nominees will be unable or will decline to serve as directors.

    The name of the Class I Nominees and the Company's other current directors and certain information about them as of April 28, 2000 are set forth below. Information as to the stock ownership of each director and all current directors and executive officers of the Company as a group is set forth below under "Security Ownership of Management and Certain Beneficial Owners."

NAME OF DIRECTOR                  AGE               POSITION(S) WITH THE COMPANY             DIRECTOR SINCE
----------------                --------   -----------------------------------------------   --------------
CLASS I DIRECTORS
  *Leslie G. Denend(3)(5).....     58      Director                                               1997
  *Cyril J.                                Director
    Yansouni(1)(2)(3).........     57                                                             1991
CLASS II DIRECTORS
  James L. Koch(1)(2)(3)......     56      Director                                               1991
  Thomas A. McDonnell(1)(2)...     54      Director                                               1988
CLASS III DIRECTORS
  Peter Gyenes................     54      Director                                               2000
  Robert M. Morrill...........     62      Director                                               2000
  Jean-Yves F. Dexmier(4).....     48      Director, President and Chief Executive Officer        1999
  Robert J. Finocchio,                     Chairman
    Jr.(3)....................     48                                                             1997

------------------------

*   Nominee for Class I Director

(1) Member of Compensation Committee

(2) Member of Audit Committee

(3) Member of Nominating Committee

(4) Member of the Stock Option Committee

(5) Member of Special Litigation Committee

    Leslie G. Denend has served as a member of the Company's Board of Directors since December 1997. From December 1997 to April 30, 1998, Mr. Denend has served as President of Network Associates, Inc., a provider of network security and management software, that resulted from the merger of McAfee Associates, Inc. and Network General Corporation ("Network General"). From June 1993 to
December 1997, Mr. Denend served as President and Chief Executive Officer of Network General. He also served as Network General's Senior Vice President of Products from February 1993 to June 1993. From November 1990 to December 1992, he was President of Vitalink Communications, a manufacturer of networking products. From January 1989 to October 1990, Mr. Denend served in a variety of positions at 3Com Corporation, a global data networking company, most recently as Executive Vice President for Product Operations. Mr. Denend is also a director of Rational Software Inc., a provider of component-based development software systems, Proxim, Inc., a designer of wireless local area networking products, California Microwave, Inc., a U.S. supplier of satellite earth station and microwave radio infrastructure products and information and collection systems, and AltoCom, Inc., a startup company specializing in DSP software for communications. Mr. Denend is a graduate of the United States Air Force Academy and holds an M.B.A. and Ph.D. in economics, public policy and business from Stanford University. Mr. Denend was also a Fulbright Scholar in economics at Bonn University.

    Cyril J. Yansouni has served as a member of the Company's Board of Directors since May 1991. Since March 1991, Mr. Yansouni has been the Chief Executive Officer and Chairman of the Board of Directors of Read-Rite Corporation, a manufacturer of thin film magnetic recording heads. He is serving as a member of the Advisory Board of the Stanford University School of Engineering.
Mr. Yansouni is a director of PeopleSoft, Inc., a provider of client/server business software. Mr. Yansouni holds a B.S. in electrical and mechanical engineering from the University of Louvain, Belgium and an M.S. in electrical engineering from Stanford University. In addition, he attended the executive management program at Stanford University.

    James L. Koch has served as a member of the Company's Board of Directors since May 1991. Since July 1990, Mr. Koch has served in various positions at Santa Clara University. Since February 1997, Mr. Koch has been its Director of the Center for Science, Technology and Society and, since July 1990, a Professor of Management. In addition, from July 1990 to July 1996, Mr. Koch served as Dean of the Leavey School of Business Administration at Santa Clara University.
Mr. Koch holds a B.A. in business administration from San Francisco State University and an M.B.A. and Ph.D. in business administration from the University of California, Los Angeles.

    Thomas A. McDonnell has served as a member of the Company's Board of Directors since February 1998. Since October 1984, Mr. McDonnell has served as Chief Executive Officer of DST Systems, Inc. ("DST"), a transfer agent for mutual funds, stocks and bonds, and since 1971 as a director of DST.
Mr. McDonnell is also President of DST, a position he originally held from 1973 until October 1984 and which he has held since April 1987; Mr. McDonnell also served as Treasurer of DST from 1973 to September 1995. From 1987 to
November 1995, Mr. McDonnell was Executive Vice President and from 1983 to November 1995 a director of Kansas City Southern Industries, Inc., a holding company and the former parent of DST. Mr. McDonnell is also director of BHA Group, Inc., a manufacturer of pollution control devices, Computer Sciences Corporation, an information technology company, Euronet Services, Inc., an operator of automatic teller machines and Janus Capital Corporation, a registered investment advisor. Mr. McDonnell holds a B.S. and B.A. in accounting from Rockhurst College and an M.B.A. from the Wharton School of the University of Pennsylvania.

    Peter Gyenes has served as a member of the Company's Board of Directors since March 2000. Until March 2000, Mr. Gyenes was Chairman, President and Chief Executive Officer of Ardent Software, Inc. ("Ardent"). He served as Chairman of Ardent's Board from February 1998, President and Chief Executive Officer from April 1997, Executive Vice President Worldwide Sales from October 1996, and Executive Vice President International Operations from May 1996. From May 1995 to May 1996, Mr. Gyenes was President and Chief Executive Officer of Racal InterLan Inc., a supplier of local area networking products. From 1994 to May 1995, Mr. Gyenes was President of the American Division of Fibronics International, Inc., a data communication supplier, and from 1990 to 1994 he was Vice President and General Manager of the international operations and minicomputer business unit of Data General Corporation, a manufacturer of computer equipment. Mr. Gyenes is also a director of Cornerstone Internet Solutions, an Internet services and Business-to Business exchange software company, Applix Inc., an Internet software applications company, Axis Computer Systems, a supplier of software for manufacturing companies, and the Massachusetts Software and Internet Council. Mr. Gyenes holds a Bachelor of Arts degree in Mathematics and a Master of Business Administration in Marketing from Columbia University.

    Robert M. Morrill has served as a member of the Company's Board of Directors since March 2000. Mr. Morrill had been a private investor in Ardent since 1984. He was Chairman of the Board of Ardent from 1984 until February 1998 and Chief Executive Officer and President of Ardent from March 1996 through March 1997.

    Jean-Yves F. Dexmier has served as the Company's President and Chief Executive Officer since July 16, 1999. Previously, Mr. Dexmier served as the Company's Executive Vice President, Field Operations from January 1999 until July 16, 1999. He also served as the Company's Executive Vice President and Chief Financial Officer from October 1997 to January 1999 and as the Company's Secretary from October 1997 to February 1998. Mr. Dexmier served as a strategy consultant to high technology companies from February 1997 to September 1997. From November 1995 until February 1997, Mr. Dexmier served as Senior Vice President and Chief Financial Officer of Octel Communications Corporation, a provider of voice messaging systems ("Octel"). From April 1995 to October 1995, Mr. Dexmier served as Chief Financial Officer of Kenetech Corporation, a wind energy company. From May 1994 to March 1995, Mr. Dexmier served as Chief Financial Officer for Air Liquide America Corporation, a U.S. subsidiary of the French-based group of Air Liquide, a worldwide producer of industrial gases. From January 1991 to January 1994, Mr. Dexmier served as Chief Financial Officer for Thomson Consumer Electronics, Inc., a subsidiary of Thomson SA, a worldwide electronics manufacturer. Mr. Dexmier holds a B.S. in mathematics from Lycee Pasteur, a Ph.D. in electronics from Ecole Nationale Superieure de l'Aeronautique at de l'Espace and an M.B.A. in economics and finance from Ecole Polytechnique. In addition, Mr. Dexmier attended the executive management program at the University of Michigan School of Business Administration.

    Robert J. Finocchio, Jr. has served as the Company's Chairman since
July 1997. From July 1997 until July 16, 1999, Mr. Finocchio served as the Company's President and Chief Executive Officer. From December 1988 until
May 1997, Mr. Finocchio was employed with 3Com Corporation where he held various positions, most recently serving as President, 3Com Systems. Prior to his employment with 3Com Corporation, Mr. Finocchio held various executive positions in sales and service with Rolm Communications, a telecommunications and networking company, most recently as Vice President of Rolm Systems Marketing. Mr. Finocchio also serves as a director of Latitude Communications, UpShot.com, Turnstone Systems, Inc., Echelon Corporation and Resonate Inc. Mr. Finocchio is also a Regent of Santa Clara University. Mr. Finocchio holds a B.S. in economics from Santa Clara University and an M.B.A. from the Harvard Business School.

    There is no family relationship among any of the directors or executive officers of the Company.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    The Class I directors will be elected by a plurality of the votes of the shares present and entitled to vote at the Annual Meeting and entitled to vote on the election of directors. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE CLASS I NOMINEES AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES.

BOARD AND COMMITTEE MEETINGS

    The Company's Board of Directors held sixteen meetings during the fiscal year ended December 31, 1999. No incumbent director during fiscal 1999 attended fewer than seventy-five percent (75%) of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which such person was a director and (ii) the total number of meetings held by all committees of the Board of Directors on which such person served (during the period such person served). The Board of Directors has standing Audit, Compensation, Nominating and Special Litigation Committees.

    The members of the Audit Committee during fiscal 1999 were Albert F. Knorp, Jr., until May 6, 1999, James L. Koch, Thomas A. McDonnell, Cyril J. Yansouni and George Reyes. The Audit Committee held three meetings during fiscal 1999. The purposes of the Audit Committee are to: review with the Company's management and independent accountants such matters as internal accounting controls and procedures, the plan and results of the annual audit and suggestions of the independent accountants for improvements in accounting procedures; nominate independent accountants; and provide such additional information as the committee may deem necessary to make the Board of Directors aware of significant financial matters which require the Board's attention.

    The members of the Compensation Committee during fiscal 1999 were James L. Koch, Thomas A. McDonnell and Cyril J. Yansouni. The Compensation Committee held one meeting during fiscal 1999. The purposes of the Compensation Committee are to: review and approve the compensation to be paid or provided to certain of the Company's executive officers; and to administer the Company's 1994 Stock Option and Award Plan (the "1994 Plan ") and 1998 Non-Statutory Stock Option Plan (the "1998 Plan"). Jean-Yves F. Dexmier, Director, President and Chief Executive Officer of the Company, participates in all discussions regarding the compensation of certain executives of the Company but is excluded from discussions regarding his own compensation.

    The members of the Nominating Committee during fiscal 1999 were Albert F. Knorp, Jr., until May 6, 1999, Leslie G. Denend, Thomas L. Koch, Cyril J. Yansouni and Robert J. Finocchio, Jr., since May 6, 1999. The Nominating Committee did not hold any meetings during fiscal 1999. The purpose of the Nominating Committee is to seek qualified candidates for nomination and appointment to the Board of Directors. During fiscal 2000, the Nominating Committee nominated Leslie G. Denend and Cyril Yansouni for re-election to the Board as a Class I directors. The Nominating Committee will consider the names and qualifications of candidates for the Board submitted by stockholders in accordance with the procedures set forth in "Deadline for Receipt of Stockholder Proposals for 2001 Annual Meeting" above and in the Bylaws of the Corporation.

    The members of the Special Litigation Committee during fiscal year 1999 were Leslie G. Denend and George Reyes. The Special Litigation Committee held two meetings during fiscal 1999. The purpose of the Special Litigation Committee is to instruct management in connection with the private securities litigation in which the Company is involved.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee during fiscal 1999 were James L. Koch, Thomas A. McDonnell and Cyril J. Yansouni. Messrs. Koch, McDonnell and Yansouni were not at any time during the Company's 1999 fiscal year or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

    Employee directors do not receive any additional compensation for serving as a director. For fiscal 1999, the Company paid each non-employee director a quarterly fee of $2,000 and an additional fee of $1,000 for each Board meeting attended. In addition, members of the Audit, Compensation and Special Litigation Committees received $500 for each committee meeting attended; members of the Nominating Committee do not receive additional compensation for their attendance at committee meetings. For fiscal 2000, the outside directors will receive a quarterly fee of $5,000, an additional fee of $1,000 for each Board meeting attended and an additional fee of $1,000 for each Committee meeting attended. The Company reimburses each director, whether or not an employee, for out-of-pocket expenses, including travel expenses, incurred in connection with attending Board meetings. In addition, from time to time, the Company invites the directors' spouses to accompany the directors to board meetings and, when invited, the Company also pays the travel expenses incurred by the spouses. In 1999, the Company incurred no travel expenses for directors' spouses.

    The Company's 1989 Outside Directors Stock Option Plan (the "Director Plan") provides for the grant of options to non-employee directors pursuant to an automatic, non-discretionary grant mechanism. For fiscal year 1999, each non-employee director was automatically granted an option to purchase 15,000 shares of Common Stock upon initial election to the Board of Directors and an additional option to purchase 15,000 shares upon re-election. Each such option was granted at the fair market value of Common Stock on the date of grant. Because directors serve three year terms, options granted under the Director Plan become exercisable over three years with one-third of the shares vesting on each anniversary of the grant date. For fiscal 2000, outside directors will continue to receive an additional option to purchase 15,000 shares upon re-election to the Board of Directors. In addition, beginning April 2000, the outside directors will automatically be granted an option to purchase 20,000 shares of Common Stock upon initial election to the Board of Directors and an additional option to purchase up to 15,000 shares of Common Stock annually thereafter.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock and Series B Preferred Stock as of December 31, 1999 by: (i) each person or entity who is known by the Company to own beneficially 5% or more of the Company's outstanding Common Stock or
Series B Preferred Stock, as the case may be; (ii) each director of the Company;
(iii) the Company's Chairman, President and Chief Executive Officer; (iv) each of the Company's four most highly compensated executive officers other than its Chief Executive Officer who were serving as officers of the Company at the end of the fiscal year ended December 31, 1999 and whose salary and bonus for fiscal 1999 exceeded $100,000 (the individuals specified in subsections (iii) and
(iv) hereof are referred to herein as the "Named Executive Officers"); and
(vi) all directors and current executive officers of the Company as a group.

                                                                     SHARES OF
                                                                   COMMON STOCK
                                                               BENEFICIALLY OWNED(2)
                                                              -----------------------
                                                                           PERCENT OF
NAME AND ADDRESS OF STOCKHOLDER(1)                              NUMBER       CLASS
----------------------------------                            ----------   ----------
COMMON STOCK
5% STOCKHOLDERS
    None
DIRECTORS AND NAMED EXECUTIVE OFFICERS
    Howard A. Bain, III(3)..................................     87,500         *
    Leslie G. Denend(4).....................................     10,000         *
    Jean-Yves F. Dexmier(5).................................    350,000         *
    Robert J. Finocchio, Jr.(6).............................  1,036,439         *
    Diane L. Fraiman(7).....................................     50,000         *
    Peter Gyenes(8).........................................         --         *
    James F. Hendrickson(9).................................    421,630         *
    James L. Koch(10).......................................     99,225         *
    Thomas A. McDonnell(11).................................    155,000         *
    Robert M. Morrill(12)...................................         --         *
    George Reyes(13)........................................      5,000         *
    F. Steven Weick(14).....................................     94,644         *
    Cyril J. Yansouni(15)...................................     50,000         *
    All directors and current executive officers as a group   2,814,396       1.3%
      (20 persons) (16).....................................
SERIES B PREFERRED STOCK
5% STOCKHOLDERS
    Capital Ventures International(17)(18)..................      7,000       100%
    1 Capital Place
    P.O. Box 1787
    Georgetown, Grand Cayman, Grand Cayman Islands BVI

------------------------

   * Less than 1%.

 (1) Unless otherwise indicated, the address for each listed stockholder is c/o Informix Corporation, 4100 Bohannon Drive, Menlo Park, California 94025. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock held by them.

 (2) For figures related to holdings of Common Stock, applicable percentage ownership is based on 206,718,492 shares of Common Stock outstanding as of December 31, 1999, together with applicable options or warrants for such stockholder. Such outstanding Common Stock share figure assumes the conversion of the outstanding Series B Preferred into 1,750,000 shares of Common Stock based on an assumed conversion price of $4.00 per share (the price used in the Company's Form S-1 Registration Statement). Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of Common Stock subject to options or warrants that are presently exercisable or exercisable within 60 days of December 31, 1999 or shares of Preferred Stock which shares are presently convertible or convertible within 60 days of December 31, 1999 are deemed to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

 (3) Includes 87,500 shares of Common Stock held issuable upon exercise of option which are presently exercisable or will become exercisable within 60 days of December 31, 1999. Mr. Bain resigned from the Company effective March 20, 2000.

 (4) Includes 10,000 shares of Common Stock held issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of December 31, 1999. Mr. Denend is a member of the Company's Board of Directors.

 (5) Includes 350,000 shares of Common Stock held issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of December 31, 1999. Mr. Dexmier is the Company's President and Chief Executive Officer.

 (6) Includes 100 shares of Common Stock held by Mr. Finocchio's minor son, 36,339 shares of Common Stock held by Mr. Finocchio and 1,000,000 shares of Common Stock held issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of December 31, 1999. Mr. Finocchio is the Company's Chairman.

 (7) Includes 50,000 shares of Common Stock held issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of December 31, 1999. Ms. Fraiman resigned from the Company effective December 31, 1999.

 (8) Mr. Gyenes was appointed a member of the Company's Board of Directors effective March 16, 2000. Accordingly, he did not hold shares of the Company's Common Stock or options to purchase shares of the Company's Common Stock on December 31, 1999.

 (9) Includes 2,880 shares of Common Stock held by Mr. Hendrickson and 418,750 shares of Common Stock held issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of December 31, 1999. Mr. Hendrickson is the Company's Senior Vice President & Group Executive, i.Informix.

 (10) Includes 1,825 shares of Common Stock held by Mr. Koch, 400 shares of Common Stock held by Mr. Koch's son and 97,000 shares of Common Stock held issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of December 31, 1999. Mr. Koch is a member of the Company's Board of Directors.

 (11) Includes 55,000 shares of Common Stock held by Mr. McDonnell and 100,000 shares of Common Stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of December 31, 1999. Mr. McDonnell is a member of the Company's Board of Directors.

 (12) Mr. Morrill was appointed a member of the Company's Board of Directors effective March 16, 2000. Accordingly, he did not hold shares of the Company's Common Stock or options to purchase shares of the Company's Common Stock on December 31, 1999.

 (13) Includes 5,000 shares of Common Stock held issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of December 31, 1999. Mr. Reyes has decided not to stand for re-election to the Company's Board of Directors.

 (14) Includes 9,644 shares of Common Stock and 85,000 shares of Common Stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of December 31, 1999. Mr. Weick is the Company's Senior Vice President & Group Executive, i.Foundation.

 (15) Includes 50,000 shares of Common Stock held issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of December 31, 1999. Mr. Yansouni is a member of the Company's Board of Directors.

 (16) Includes 2,354,300 shares of Common Stock issuable upon exercise of outstanding options which are presently exercisable or will become exercisable within 60 days of December 31, 1999.

 (17) The Series B Preferred is convertible into Common Stock of the Company based on a conversion rate that is dependent upon the trading price of the Company's Common Stock. At the time that shares of Series B Preferred are converted into Common Stock of the Company, the Series B Stockholders will be issued warrants to purchase additional shares of Common Stock of the Company. The number of shares of Common Stock purchasable in connection with the exercise of the Series B Warrants is generally determined according to the number of shares of Common Stock issuable upon conversion of the Series B Preferred. The first day such stockholder was able to elect to convert shares of the Series B Preferred and exercise the Series B Warrants was May 19, 1999. The Series B Preferred shares are non-voting securities and holders of Series B Preferred shares are not generally entitled to vote such shares at the Annual Meeting or otherwise, prior to the conversion of such shares into Common Stock.

 (18) Assuming the conversion of such shares of Series B Preferred based on an assumed conversion price of $4.00 (the price used in the Company's
      Form S-1 Registration Statement), such stockholder would hold 1,750,000 shares of the Company's Common Stock and warrants to purchase an additional 350,000 shares of Common Stock. Such warrants are issuable upon the conversion of the underlying Series B Preferred and are immediately thereafter exercisable.

EXECUTIVE COMPENSATION

    The following table summarizes the total compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during each of the fiscal years ended December 31, 1999, 1998 and 1997, respectively, by each of the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                                                 COMPENSATION
                                                                                    AWARDS
                                                                 ANNUAL          ------------
                                                             COMPENSATION(1)      SECURITIES
                                                 FISCAL    -------------------    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION                       YEAR      SALARY     BONUS     OPTIONS (#)    COMPENSATION
---------------------------                     --------   --------   --------   ------------   ------------
Robert J. Finocchio, Jr.(2)...................      1999   $367,493   $ 46,153           --        $ 3,385(6)
  Chairman                                          1998    459,940         --      500,000          2,000(7)
                                                    1997    185,278         --    1,500,000          5,000(8)
Jean Yves F. Dexmier(2).......................      1999   $438,106   $276,000      900,000        $44,845(9)
  President and Chief Executive Officer             1998    350,157     34,145      100,000         45,825
                                                    1997     86,174     87,500      500,000            540
Howard A. Bain, III(3)........................      1999   $331,349   $164,279      450,000        $ 5,368(10)
  Executive Vice President and Chief                1998         --         --           --             --
  Financial Officer                                 1997         --         --           --             --
Diane L. Fraiman(4)...........................      1999   $262,500   $118,125      100,000        $   713(11)
  Vice President, Marketing                         1998    187,500     56,500      200,000        156,506
                                                    1997         --         --           --             --
James F. Hendrickson..........................      1999   $253,000   $113,850      100,000        $ 7,326(12)
  Senior Vice President and Group                   1998    228,837     23,799       25,000          6,050
  Executive, i.Informix Group                       1997    192,667     39,600       83,560(5)       5,977
F. Steven Weick...............................      1999   $250,000   $112,500      275,000        $ 4,361(13)
Senior Vice President and Group                     1998    227,167      8,486      120,000         42,152
  Executive, i.Foundation Group                     1997     86,705     40,000       40,000          9,849

------------------------

 (1) Other than the salary and bonus described herein, the Company did not pay any executive officer named in the Summary Compensation Table any fringe benefits, perquisites or other compensation in excess of 10% of such executive officer's salary and bonus during fiscal 1999, 1998 or 1997.

 (2) Mr. Finocchio served as President and Chief Executive Officer from
     July 1997 until July 1999, when Mr. Dexmier was appointed President and Chief Executive Officer. Prior to July 1999, Mr. Dexmier served as Executive Vice President, Field Operations from January 1999 until
     July 1999 and as Executive Vice President and Chief Financial Officer from October 1997, when he joined the Company, to January 1999.

 (3) Mr. Bain became Executive Vice President and Chief Financial Officer in January 1999. Accordingly, he received no reportable income from the Company for fiscal 1998 and 1997. Mr. Bain resigned from the Company effective March 20, 2000.

 (4) Ms. Fraiman became Vice President, Marketing in April 1998. Accordingly, she received no reportable income for fiscal 1997. Ms. Fraiman resigned from the Company on December 31, 1999.

 (5) Includes options to purchase 56,000 shares that Mr. Hendrickson elected to reprice under the Company's November 1997 option repricing program. In connection with such repricing, Mr. Hendrickson forfeited the right to purchase 14,000 shares of Common Stock under options previously granted to him. See "Report of the Compensation Committee of the Board of Directors-- Stock Options."

 (6) Represents $2,500 in matching contributions under the Company's 401(k) Plan by the Company and $885 in spousal travel allowance.

 (7) Represents $2,000 in matching contributions under the Company's 401(k) Plan by the Company.

 (8) Represents reimbursement by the Company of $5,000 in legal fees incurred in connection with the negotiation of Mr. Finocchio's Employment Agreement. See "Employment Agreements and Change in Control Arrangements with Named Executive Officers."

 (9) Represents $1,157, $2,036 and $540 in group life insurance paid by the Company in fiscal 1999, 1998 and 1997, respectively, $2,500 and $2,000 in matching contributions under the Company's 401(k) Plan by the Company in fiscal 1999 and 1998, respectively, $1,555 and $14,738 in spousal and family travel allowance in fiscal 1999 and 1998, respectively, and $39,633 and $27,051 in transportation allowance in fiscal 1999 and 1998, respectively.

 (10) Represents $1,983 in group life insurance paid by the Company in fiscal 1999, $2,500 in matching contributions under the Company's 401 (k) Plan by the Company in fiscal 1999 and $885 in spousal travel allowance in fiscal 1999.

 (11) Represents $713 and $650 in group life insurance paid by the Company in fiscal 1999 and 1998, respectively, and $135,000 in relocation allowance for fiscal 1998.

 (12) Represents $4,826, $4,050 and $4,050 in group life insurance paid by the Company in fiscal 1999, 1998 and 1997, respectively, and $2,500, $2,000 and $1,927 in matching contributions under the Company's 401(k) plan paid by the Company in fiscal 1999, 1998 and 1997, respectively.

 (13) Represents $1,861, $2,592 and $864 in group life insurance paid by the Company in fiscal 1999, 1998 and 1997, respectively, $2,500 and $2,000 in matching contributions under the Company's 401(k) plan paid by the Company in fiscal 1999 and 1998, respectively, $6,492 in relocation payments in fiscal 1997 and $500 in sales commissions in fiscal 1997.

STOCK OPTION GRANTS

    The following table provides information relating to stock options awarded to each of the Named Executive Officers during the fiscal year ended
December 31, 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE VALUES
                              ---------------------------------------------------------     AT ASSUMED ANNUAL RATES
                                                  PERCENT OF                                    OF STOCK PRICE
                                 NUMBER OF      TOTAL OPTIONS                              APPRECIATION FOR OPTIONS
                                SECURITIES        GRANTED TO     EXERCISE                           TERM(1)
                                UNDERLYING       EMPLOYEES IN    PRICE PER   EXPIRATION   ---------------------------
                              OPTIONS GRANTED   FISCAL 1999(2)   SHARE(3)     DATE(4)          5%            10%
                              ---------------   --------------   ---------   ----------   ------------   ------------
Robert J. Finocchio, Jr.....           --              --               --          --             --             --
Jean-Yves F. Dexmier........      200,000             1.9%         $12.125    01/08/09     $1,525,069     $3,864,825
                                  300,000            2.85             7.00    05/05/09      1,320,679      3,346,859
                                  400,000            3.80             7.00    05/05/09      1,760,905      4,462,479
Howard A. Bain, III.........      350,000            3.33            12.50    01/06/09      2,751,414      6,972,623
                                  100,000            0.95             8.50    03/18/09        534,560      1,354,681
Diane L. Fraiman............      100,000            0.95           12.125    01/08/09        762,535      1,932,413
James F. Hendrickson........       75,000            0.71           12.125    01/08/09        571,901      1,449,310
                                   25,000            0.24           9.9688    12/07/09        156,733        397,193
F. Steven Weick.............      100,000            0.95           12.125    01/08/09        762,535      1,932,413
                                  175,000            1.66           9.9688    12/07/09      1,097,132      2,780,347

------------------------

(1) Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(2) Based on options to acquire 10,515,816 shares granted under the 1994 Plan, the Director Plan, the 1997 Non-Statutory Stock Option Plan and the 1998 Plan during fiscal 1999. Unless otherwise specified herein, all options granted to the Named Executive Officers were under the 1994 Plan.

(3) Options were granted at an exercise price equal to not less than the fair market value of the Company's Common Stock on the date of grant as reported on the Nasdaq National Market. The exercise price may be paid in cash, check, by delivery of already-owned shares of the Company's Common Stock subject to certain conditions or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(4) Twenty-five percent (25%) of the shares issuable upon exercise of options granted under the 1994 Plan become vested on the first anniversary of the date of grant, and the remaining shares vest over three years at the rate of 25% of the shares subject to option vesting on each successive one year anniversary of the option grant date. Unless otherwise specified, options granted to Named Executive Officers in fiscal 1999, including options granted outside the 1994 Plan, are subject to the Company's standard four year vesting schedule described above.

OPTION EXERCISES AND FISCAL 1999 YEAR END VALUES

    The following table sets forth certain information regarding the exercise of stock options by the Named Executive Officers during the fiscal year ended December 31, 1999 and stock options held as of December 31, 1999 by the Named Executive Officers.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                              NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                   SHARES                 OPTIONS AT DECEMBER 31, 1999       DECEMBER 31, 1999(1)
                                 ACQUIRED OR    VALUE     -----------------------------   ---------------------------
                                  EXERCISED    REALIZED   EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
                                 -----------   --------   ------------   --------------   -----------   -------------
Robert J. Finocchio, Jr........          --         --       875,000        1,125,000     $1,207,025     $2,777,325
Jean-Yves F. Dexmier...........          --         --       275,000        1,225,000      1,296,875      4,640,625
Howard A. Bain, III............          --         --            --          450,000             --        287,000
Diane L. Fraiman...............          --         --        50,000          250,000        142,185        426,555
James F. Hendrickson...........          --         --       400,000          138,600      2,343,109        230,387
F. Steven Weick................          --         --        50,000          385,000        217,187        822,645

------------------------

(1) Based on the closing sales price of $11.375 of the underlying securities as of December 31, 1999 as reported on the Nasdaq National Market minus the exercise price.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    NOTWITHSTANDING ANY STATEMENT TO THE CONTRARY IN ANY OF THE COMPANY'S PREVIOUS OR FUTURE FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), THIS REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS IS NOT "SOLICITING MATERIAL," SHALL NOT BE DEEMED "FILED" WITH THE COMMISSION AND SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

    The Compensation Committee of the Board of Directors (the "Committee") establishes the general compensation policies of the Company and the compensation plans and the specific compensation levels for senior executives, including the Company's Chief Executive Officer.

GENERAL COMPENSATION PHILOSOPHY

    The primary objectives of the Company's executive compensation policies include the following:

    - To attract, motivate and retain a highly qualified executive management team;

    - To link executive compensation to the Company's financial performance as well as to defined individual management objectives established by the Committee;

    - To compensate competitively with the practices of technology companies that are determined, to the extent possible, to be similarly situated; and

    - To create management incentives designed to enhance stockholder value.

    The Company competes in a very aggressive and dynamic industry and, as a result, believes that hiring, motivating and retaining quality employees, particularly senior managers, sales personnel and technical personnel, are key factors to the Company's future success. The Committee's compensation philosophy seeks to align the interests of stockholders and management by tying compensation to the Company's financial performance, either directly in the form of salary and bonuses paid in cash or indirectly in the form of appreciation of stock options and stock purchase rights granted to employees through the Company's equity incentive programs.

    The Committee reviews the reasonableness of compensation paid to executive officers of the Company and how the overall level of compensation paid to executive officers compares to that paid by other companies that compete with the Company for executive employees (the "Comparison Companies"). The Committee reviews and analyzes information, to the extent it is available, relating to the Comparison Companies to ensure that the Comparison Companies represent companies that either could be the source of executive employees for the Company or which could offer employment to candidates from the Company. Based upon its reviews and analyses, the Committee modifies the group of Comparison Companies from time to time. The Comparison Companies are a group of companies in the high technology and software industry and are generally headquartered in the same geographic area as the Company and have similar international presence.

CASH COMPENSATION

    Cash compensation for the Company's senior executives consists of a fixed base salary and an annual bonus. The Company's goal is to provide cash compensation targeted at the 50(th) percentile of that provided by the Comparison Companies for base pay and to provide total cash compensation through incentive bonuses at the 75(th) percentile for superior performance.

    In connection with determining annual bonuses, the Committee established a bonus target for each executive officer and certain other key management employees under the Company's Executive Incentive Compensation Plan (the "EICP"). In setting annual goals for executive bonuses, the Committee used the corporate business plan. The target bonus for an executive is intended to relate to his or her potential impact on corporate results, and the percentage of the target bonus actually received is based on the corporate objectives actually achieved. In 1999, the corporate financial objectives were operating profit and revenue, which are of equal importance. The financial objectives are reviewed by the Committee each year and those used in a particular year are intended to reflect those areas most necessary to maximize the return to investors. Depending on the employee's level, target compensation under the EICP ranges from 20% to 50% of the employee's base salary; with the exception of the of the Chief Financial Officer who has a 60% EICP target and the Chief Executive Officer who has a 100% EICP target. The EICP target for direct reports to the Chief Executive Officer is at the 50% level. If the Company's financial objectives are exceeded it is possible for the actual bonus amount to exceed the target amount. The Committee attempted to set aggressive but realizable objectives that would result, directly or indirectly, in increased revenues and improved operating profit. In order to achieve the purposes of the plan, the Committee communicates corporate objectives and the corresponding bonus targets to executives at the beginning of each fiscal year.

EQUITY INCENTIVE PROGRAMS

    Long-term equity incentives, including stock options granted pursuant to the Company's 1994 Plan and 1998 Plan, help to align the economic interests of the Company's management and employees with those of its stockholders. Stock options are a particularly strong incentive because they are valuable to employees only if the fair market value of the Company's Common Stock increases above the exercise price, which is generally set at the fair market value of the Company's Common Stock on the date the option is granted.

    In addition to aligning executive and stockholder incentives through establishing an exercise price for options equal to the fair market value of the Company's Common Stock on the date such exercise price is determined, in order to promote the long-term economic interests of the Company, employees must remain employed with the Company for a fixed period of time for their options to vest fully. Currently, options granted under the 1994 Plan and 1998 Plan vest in equal annual installments over four years. Beginning in May, 2000, however, options granted under both the 1994 and the 1998 Plans will vest 25% after the first year and in 36 equal monthly installments thereafter. The number of options granted to each executive officer is determined by the Committee. In making its determination, the Committee considers the executive officer's position at the Company, his or her individual performance, the number of options held by the executive officer, with particular attention to the executive officer's unvested option position, and other factors.

    The Committee may also grant performance shares under the 1994 Plan from time to time to certain executive officers. In 1998, the Board granted 35,000 performance shares to a former executive, however the executive resigned from the Company before the performance criteria were met and, therefore, no shares were issued by the Company. To date the Committee has not granted any other performance shares under the 1994 Plan. Such performance shares would be subject to the Company's obtainment of specific financial milestones, such as percentage increases in the Company's revenues. In addition, the Company may impose certain additional restrictions on the vesting of performance shares, including requiring the grantee to remain an employee of the Company for a fixed time before the performance shares will vest.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    Generally, in determining the Chief Executive Officer's compensation, the Committee considers comparative financial and compensation data of the Comparison Companies and other companies. In addition to reviewing the comparative data of similarly situated Chief Executive Officers with the Comparison Companies and other companies, the Committee also considers the Company's goals, strategies, market position and results achieved in creating shareholder value. The Committee also evaluates the Chief Executive Officer's leadership in identifying market strategies to assure the creation of long-term value.

    The Company will continue to grant stock options (and may grant performance shares) to the Chief Executive Officer based primarily on the Company's evaluation of his ability to influence the Company's long-term growth and profitability. The Committee determines the size of the option grant based on its estimate of the equity incentive value of the Chief Executive Officer's existing unvested option position.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    The Committee has studied Section 162(m) of the Internal Revenue Code and related regulations of the Internal Revenue Service, which limit the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the four most highly compensated executive officers other than the Chief Executive Officer. The Company generally may deduct compensation paid to such officer only if the compensation does not exceed $1 million during any fiscal year or to the extent compensation is "performance-based" as contemplated in Section 162(m). The Company has qualified its 1994 Plan as a performance-based plan and, therefore, compensation realized in connection with options granted under the 1994 Plan is exempt under the statute. The Committee does not believe that the other components of the Company's compensation will be likely in the aggregate to exceed $1 million for any executive officer in fiscal 2000 and, therefore, has concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time. The Committee will continue to evaluate the advisability of qualifying the deductibility of such compensation in the future.

                                          THE COMPENSATION COMMITTEE

                                          James L. Koch
                                          Thomas A. McDonnell
                                          Cyril J. Yansouni

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Commission. Such officers, directors, and 10% shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

    Based solely on its review of the copies of such forms received by it or written representations from certain reporting persons, the Company believes that, during the fiscal year ended December 31, 1999 all Section 16(a) filing requirements applicable to its officers, directors, and 10% stockholders were satisfied on a timely basis. In making these statements, the Company has relied upon the written representations of its officers and directors.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS WITH NAMED EXECUTIVE
  OFFICERS

    On July 18, 1997, the Company entered into an at-will employment agreement with Mr. Finocchio, the Company's Chairman and former President and Chief Executive Officer. The agreement provided for an annual base salary of $460,000, subject to annual review concerning increases. Pursuant to the agreement, the Company granted Mr. Finocchio an option to purchase 1,000,000 shares of Common Stock under the 1994 Plan at an exercise price per share of $10.8125, subject to vesting in equal annual installments over four years and an option under the Company's 1997 Non-Statutory Stock Option Plan to acquire an additional 500,000 shares of Common Stock also at an exercise price of $10.8125, and also subject to vesting under the same terms as the grant under the 1994 Plan. In
January 1998, the Company granted Mr. Finocchio an additional option under the 1994 Plan to acquire 500,000 shares of Common Stock, subject to vesting in equal annual installments over four years. In the event of a merger or change of control of Informix within six months after the effective date of such stock grant, the exercisability of Mr. Finocchio's options will accelerate as to two years' additional vesting. If such change in control takes place after such six-month period, the exercisability of Mr. Finocchio's options will accelerate so as to become fully vested. In 1999, the Company entered into a Change of Control Agreement with Mr. Finocchio. The Change of Control Agreement provides that if a change in control of Informix occurs within six months after the effective date of the option grant, the exercisability of Mr. Finocchio's options will accelerate as to two years' additional vesting. If the change in control takes place after such six-month period, the exercisability of such options will accelerate so as to become fully vested. On August 27, 1999 and in connection with Mr. Finocchio's resignation from President and Chief Executive Officer, the Company entered into an Employment Transition Agreement with Mr. Finocchio, providing for part-time employment status and a reduced salary of $200,000 per year, a target bonus of $100,000 per year and exclusion from most company benefits. The initial term of the agreement will expire in accordance with its terms in July 2000. In the event
Mr. Finocchio voluntarily terminates his employment within twelve months of a change in control, or if the Company terminates him for any reason other than for cause, Mr. Finocchio will receive one year's base salary and the target bonus.

    On September 24, 1997, the Company entered into an at-will employment letter agreement with Jean-Yves F. Dexmier, the Company's President and Chief Executive Officer and, prior to July 16, 1999, the Company's Executive Vice President, Field Operations since January 1999 and Executive Vice President and Chief Financial Officer from October 1997 to January 1999, which provides for an annual base salary of $350,000, subject to annual review concerning increases, and an annual cash bonus based on the achievement of individual and the Company's performance objectives. In connection with his employment, the Company granted Mr. Dexmier an option under the 1994 Plan to acquire 500,000 shares of Common Stock at an exercise price of $6.8125, subject to vesting in equal annual installments over four years. In 1998, the Company granted Mr. Dexmier an option under the 1994 Plan to acquire 100,000 shares of Common Stock at an exercise price of $5.75, subject to vesting in equal annual installments over four years. For information regarding additional stock option grants received by Mr. Dexmier during fiscal 1999 see "Stock Option Grants-Options Granted in Last Fiscal Year." In the event of a merger or change of control of Informix within six months after the effective date of such stock grant, the exercisability of Mr. Dexmier's options will accelerate as to two years' additional vesting. If such change in control takes place after such six-month period, the exercisability of Mr. Dexmier's options will accelerate so as to become fully vested. The Company has also entered into a Change of Control and Severance Agreement with Mr. Dexmier, which is described in further detail below.

    On March 11, 1998, the Company entered into an at-will employment letter agreement with Diane L. Fraiman, the Company's former Vice President, Corporate Marketing, which provided for an annual base salary of $250,000, subject to annual review concerning increases, an annual cash bonus on the achievement of individual and the Company's performance objectives, and a $135,000 "relocation bonus." According to her employment letter, Ms. Fraiman was to be reimbursed for relocation costs. In connection with her employment, the Company granted
Ms. Fraiman an option under the 1994 Plan to acquire 200,000 shares of Common Stock at an exercise price of $8.5313, subject to vesting in equal annual installments over four years. For information regarding additional stock option grants received by Ms. Fraiman during fiscal 1999 see "Stock Option Grants-Options Granted in Last Fiscal Year." Ms. Fraiman resigned from her position with the Company on December 31, 1999.

    On December 15, 1999, the Company entered into a Severance Agreement with Ms. Fraiman. The agreement, among other terms and conditions, provided for $156,250 payable on January 10, 2000 and $118,125 payable in February 2000. The agreement also waived the provision in her offer letter of employment providing for repayment of $67,500 of relocation bonus.

    On December 16, 1998, the Company entered into an at-will employment letter with Howard A. Bain, III, the Company's former Executive Vice President, Chief Financial Officer. The agreement provided for an annual base salary of $335,000, subject to annual review concerning increases. Pursuant to the agreement, the Company granted Mr. Bain an option to purchase 350,000 shares of Common Stock under the 1994 Plan at an exercise price per share of $12.50, subject to vesting in equal annual installments over four years. For information regarding additional stock option grants received by Mr. Bain during fiscal 1999 see "Stock Option Grants-Options Granted in Last Fiscal Year." Mr. Bain resigned from his position with the Company on March 20, 2000.

    Effective March 20, 2000, the Company entered into a Separation Agreement with Mr. Bain. The agreement, among other terms and conditions, provided for a payment by the Company of $335,000, representing an amount equal to one year's base salary, and $167,500 as an incentive bonus for fiscal year 1999.

    In December 1999, the Company entered into Change of Control and Severance Agreements with Mr. Dexmier, F. Steven Weick, the Company's Senior Vice President & Group Executive, i.Foundation and James F. Hendrickson, the Company's Senior Vice President & Group Executive, i.Informix. The agreements provide for acceleration of unvested options and cash severance payments in the event of a change of control. With respect to option vesting acceleration, each agreement provides that if the change of control occurs within six months after the date on which the option was granted, vesting will accelerate as to 2 years, but if the change of control occurs after the six month period, 100% of the officer's unvested options will vest, provided in either case that the officer is employed by us on the date on which the change of control occurs. With respect to cash severance payments, Mr. Dexmier's agreement provides that if his employment is terminated, either voluntarily or involuntarily, within one year after a change of control, he shall be paid two years' base salary and on target bonuses. Messrs. Weick's and Hendrickson's agreements provide that if the executive officer's employment is terminated involuntarily within one year after a change of control, the executive officer shall be paid one year's base salary and on target bonuses.

    On March 28, 2000, the Company entered into a Part-Time Employment and Transition Agreement with Peter Gyenes, the former Chief Executive Officer of Ardent Software, Inc., which provides for an annual base salary of $150,000. In connection with his appointment to the Board of Directors, the Company granted Mr. Gyenes an option under the 1994 Plan to acquire 15,000 shares of Common Stock at an exercise price of $17.9375, subject to vesting in equal annual installments over three years.

    Other than the employment arrangements described above, and the part-time employment agreement with Mr. Gyenes described above and in "Certain Transactions" described below, the Company does not have employment agreements with any current Named Executive Officer or director. For a description of other employment agreements and change in control arrangements see "Certain Transactions."

    The Company has also adopted a Rights Agreement, commonly referred to as a poison pill. The Company's Board of Directors has declared a dividend of one Purchase Right (each a "Right" and collectively the "Rights") under the Company's Rights Agreement for each share of the Company's Common Stock outstanding on September 17, 1991 or thereafter issued. When exercisable, each Right initially entitles the holder to purchase one share of Common Stock at a specified price. The Rights become exercisable on the earlier of: (i) the tenth day (or such later date as may be determined by a majority of the Company's Directors not affiliated with the acquiring person or group (the "Continuing Directors")) after a person or group has acquired, or obtained the right to acquire, beneficial ownership of 20% of more of the Company's outstanding Common Stock or (ii) the tenth business day (or such later date as may be determined by a majority of the Continuing Directors) following the consummation of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in beneficial ownership by a person or group of 20% or more of the Company's outstanding Common Stock. If an acquiror obtains 20% or more of the Company's outstanding Common Stock (other than in certain permitted transactions), and unless the Rights are earlier redeemed, the holder of each unexercised Right will have the right to receive shares of the Company's Common Stock having a value equal to two times the purchase price. Similarly, unless the Rights are earlier redeemed, after the tenth day following certain acquisition transactions, proper provision must be made so that holders of Rights (other than those beneficially owned by an acquiring person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the purchase price. The Rights Agreement has been amended so as to prevent holders of the Series B Preferred from being deemed acquiring persons under the Rights Agreement by virtue of their beneficial ownership of securities issued or issuable in connection with the sale and issuance of Preferred Stock. The Rights expire on July 25, 2005 or on their earlier exchange, redemption or expiration in connection with certain permitted transactions.

CERTAIN TRANSACTIONS

    In November 1997, the Company sold 50,000 shares of newly authorized
Series B Convertible Preferred Stock ("Series B Preferred Stock"), at a face value of $1,000 per share, which shares are generally not entitled to vote on corporate matters, to private investors for aggregate proceeds of $50 million (excluding a $1 million fee paid to a financial advisor, The Shemano
Group, Inc. ("Shemano"), of the Company, as described below). In connection with the sale, the Company also agreed to issue a warrant to such investors upon conversion of such Series B Preferred to purchase 20% of the shares of Common Stock into which the Series B Preferred is convertible, but no less than 1,500,000 shares at a per share exercise price of $7.84. In 1998, holders of an aggregate of 26,700 shares of Series B Preferred Stock converted such shares into 6,471,647 shares of the Company's Common Stock. In connection with such conversion, the Company also issued such Series B Preferred Stockholders warrants to purchase up to an aggregate of 1,494,319 shares of Common Stock at a purchase price of $7.84 per share and paid cash dividends in the amount of $1,170,068 to such stockholders. In 1999, holders of an aggregate of 16,300 shares of Series B Preferred Stock converted such shares into 2,223,156 shares of the Company's Common Stock. In connection with such conversion, the Company also issued such Series B Preferred Stockholders warrants to purchase up to an aggregate of 444,628 shares of Common Stock at a purchase price of $7.84 per share and paid cash dividends in the amount of $1,707,720 to such stockholders. Currently, 7,000 shares of Series B Preferred Stock remain outstanding all of which is held by one holder. The holder of such Series B Preferred Stock must convert such shares by the end of the year 2000.

    In connection with the issuance of the Series B Preferred in November 1997, the Company paid Shemano a fee of $1,000,000 for financial advisory services provided in connection with such financing. In November 1997, the Company also issued Shemano 100,000 shares of its Common Stock in connection with the financing. The Company also issued Shemano a warrant in May 1998 to purchase up to an additional 50,000 shares of Common Stock because as of May 15, 1998, the closing sales price of the Company's Common Stock was less than $12.50 (the "Shemano Warrant"). The Shemano Warrant was exercisable according to the same terms as the Series B Warrants. On November 5, 1998 all rights, title and interest in the Shemano Warrant was transferred to three new holders (the "New Holders"). The New Holders, Gary J. Shemano (25,000 shares), Mitchell S. Levine and Kristen M. Levine, TTEES FBO The Levine Rev. Trust (12,500 shares), and William David and Mary Corbett (12,500 shares), were issued new warrants to purchase common stock on the same terms and conditions as the original Shemano Warrant. Mitchell S. Levine and Kristen M. Levine exercised their warrant to purchase 12,500 shares of the Company's common stock in March 2000. The warrants held by Gary J. Shemano, and William David and Mary Corbett, are currently outstanding.

    In 1997, the Company entered into a Change of Control Agreement with Karen Blasing, the Company's Vice President, Corporate Business Development. The agreement provides that in the event a change in control of Informix occurs, the exercisability of her options will accelerate so as to become fully vested.

    In 1999, the Company entered into a Change of Control Agreement with Mr. Finocchio. The Change of Control Agreement provides that if a change in control of Informix occurs within six months after the effective date of the option grant, the exercisability of Mr. Finocchio's options will accelerate as to two years' additional vesting. If the change in control takes place after such six-month period, the exercisability of such options will accelerate so as to become fully vested.

    On June 4, 1999, Donald Hunt, the Company's former Vice President, North America Field Operations, received a severance payment in the amount of $61,059.

    On July 12, 1999, the Company entered into an at-will employment letter with Charles W. Chang, the Company's Senior Vice-president and Group Executive, i.Intelligence group. The agreement provides for an annual base salary of $325,000, subject to annual review concerning increases, and a target bonus of $146,000, which was increased to $162,500 on January 1, 2000. Pursuant to the agreement, the Company granted Mr. Chang an option to purchase 300,000 shares of Common Stock under the 1994 Plan at an exercise price per share of $7.00, subject to vesting in equal annual installments over four years. On December 7, 1999, Mr. Chang received an additional option to purchase 75,000 shares of Common Stock under the 1994 Plan at an exercise price per share of $9.9688, subject to vesting in equal annual installments over four years. The agreement also provides for change of control and severance provisions, but such provisions are superseded by the Change of Control and Severance Agreement approved by the Board of Directors for Mr. Chang. Such Change of Control and Severance Agreement is described in further detail below.

    On July 14, 1999, the Company entered into a Separation Agreement and Release with Leonard Palomino, the Company's former Vice President and General Manager Data Warehouse. The agreement, among other terms and conditions, provided for a severance amount of $116,000.

    On July 29, 1999, the Company entered into a Separation Agreement and Mutual Release with Susan T. Daniel, the Company's former Vice President, Human Resources. The agreement, among other terms and conditions, provided for severance amounts of $241,500 and $76,073.

    On August 27, 1999 and in connection with Mr. Finocchio's resignation from President and Chief Executive Officer, the Company entered into an Employment Transition Agreement with Mr. Finocchio, providing for part-time employment status and a reduced salary of $200,000 per year, a target bonus of $100,000 per year and exclusion from most company benefits. The initial term of the agreement will expire in accordance with its terms in July 2000. In the event
Mr. Finocchio voluntarily terminates his employment within twelve months of a change in control, or if the Company terminates him for any reason other than for cause, Mr. Finocchio will receive one year's base salary and the target bonus.

    On August 27, 1999, Wesley Raffel, the Company's former Vice President and General Manager, i.Informix, received a severance payment in the amount of $285,000.

    On October 19, 1999, the Company entered into an at-will employment letter with Wayne E. Page, the Company's Vice President, Human Resources. The agreement provides for an annual base salary of $230,000, subject to annual review concerning increases, a target bonus of $103,500, which was increased to $115,000 on January 1, 2000, a relocation bonus of $6,250, a sign on bonus of $15,000 vesting over two years at a rate of 50% for each year he is employed by Informix and reimbursement for any relocation expenses incurred by Mr. Page. Pursuant to the agreement, the Company granted Mr. Page an option to purchase 110,000 shares of Common Stock under the 1994 Plan at an exercise price per share of $7.563, subject to vesting in equal annual installments over four years. On December 7, 1999, Mr. Page received an additional option to purchase 100,000 shares of Common Stock under the 1994 Plan at an exercise price per share of $9.9688, subject to vesting in equal annual installments over four years. The agreement also provides for change in control and severance provisions, but such provisions are superseded by the Change of Control and Severance Agreement entered into between Informix and Mr. Page in December 1999. Such Change of Control and Severance Agreement is described in further detail below.

    On November 15, 1999, the Company entered into a Severance Agreement with Stephanie P. Schwartz, the Company's former Vice President and Corporate Controller. The agreement, among other terms and conditions, provided for severance amounts of $93,407 paid on November 30, 1999 and $57,211 payable in February 2000.

    In December 1999, the Company entered into Change of Control and Severance Agreements with Messrs. Dexmier, Weick and Hendrickson. The agreements provide for acceleration of unvested options and cash severance payments. With respect to option vesting acceleration, each agreement provides that if the change of control occurs within six months after the date on which the option was granted, vesting will accelerate as to two years, but if the change of control occurs after the six month period, 100% of the officer's unvested options will vest, provided in either case that the officer is employed by Informix on the date on which the change of control occurs. With respect to cash severance payments, Mr. Dexmier's agreement provides that if his employment is terminated, either voluntarily or involuntarily, within one year after a change of control, he shall be paid two years' base salary and on target bonuses. Messrs. Weick's and Hendrickson's agreements provide that if the executive officer's employment is terminated involuntarily within one year after a change of control, the executive officer shall be paid one year's base salary and on target bonuses.

    In December 1999, the Company entered into Change of Control and Severance Agreements with Wayne E. Page, the Company's Vice President, Human Resources, Shoichi Hori, the Company's Corporate Vice President and President of Informix Japan, Lui Sim-Hui, the Company's Corporate Vice President and General Manager of Asia Pacific, Charles W. Chang, the Company's Senior Vice President and Group Executive, i.Intelligence group, and Alan Kerr, the Company's Senior Vice President, International Operations. The agreements provide for acceleration of unvested options and cash severance payments. With respect to option vesting acceleration, the agreements provide that if the change of control occurs within six months after the date on which the option was granted, vesting will accelerate as to two years, but if the change of control occurs after the six month period, 100% of the officer's unvested options will vest, provided in either case that the officer is employed by Informix on the date on which the change of control occurs. With respect to cash severance payments, the agreements provide that if the executive officer's employment is terminated involuntarily within one year after a change of control, the executive officer shall be paid one year's base salary and on target bonuses.

    In December 1999, the Company entered into a Change of Control and Severance Agreement with Gary Lloyd, the Company's Vice President, Legal, General Counsel and Secretary. The agreement provides for acceleration of unvested options and cash severance payments. With respect to option vesting acceleration, the agreement provides that if the change of control occurs within six months after the date on which the option was granted, vesting will accelerate as to two years, but if the change of control occurs after the six month period, 100% of Mr. Lloyd's unvested options will vest, provided in either case that Mr. Lloyd is employed by Informix on the date on which the change of control occurs. With respect to cash severance payments, the agreement provides that if Mr. Lloyd's employment is terminated, either voluntarily or involuntarily, within one year after a change of control, he shall be paid two years' base salary and on target bonuses.

    On December 15, 1999, the Company entered into a Severance Agreement with Diane L. Fraiman, the Company's former Vice President, Corporate Marketing. The agreement, among other terms and conditions, provided for $156,250 payable on January 10, 2000 and $118,125 payable in February 2000. The agreement also waived the provision in her offer letter of employment providing for repayment of $67,500 of relocation bonus.

    Effective March 20, 2000, the Company entered into a Separation Agreement with Howard A. Bain, III, the Company's former Chief Financial Officer. The agreement, among other terms and conditions, provided for a payment by the Company of $335,000, representing an amount equal to one year's base salary, and $167,500 as an incentive bonus for fiscal year 1999.

    Pursuant to both Article VI of the Company's Bylaws and Section 6 of the Indemnification Agreement the Company enters into with its executive officers and directors, the Company advances expenses incurred by indemnified parties in connection with the investigation, defense, settlement or appeal of threatened, pending or completed action or suits against such parties in their capacity as an agent of the Company.

Under both the Bylaws and the Indemnification Agreement, the indemnified party will repay the Company for any advanced expenses if it is ultimately determined that the indemnified party is not entitled to be indemnified by the Company. As of December 31, 1999, the Company had received invoices for legal fees of approximately $5,631,568 incurred by certain of its current and former executive officers and/or directors in connection with certain actions and investigations alleging various violations of federal securities laws and state corporate laws.

                                  PROPOSAL TWO
        APPROVAL OF AN AMENDMENT TO THE 1994 STOCK OPTION AND AWARD PLAN
            TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE
                       UNDER THE PLAN BY 8,000,000 SHARES

    The Company has adopted an amendment to the 1994 Stock Option and Award Plan (the "1994 Plan") increasing the number of shares reserved for issuance under the 1994 Plan by 8,000,000 shares ("Additional Shares") to a total of 24,000,000 shares, subject to the approval of the Company's stockholders. This amendment will become effective upon stockholder approval.

    The amendment also provides that stock options granted which cover any portion of the Additional Shares may not be repriced by the Company without stockholder approval. Repricing includes the reduction of the exercise price of an outstanding option or the grant of a new stock option in exchange for or in substitution of an outstanding stock option.

    Additionally, the amendment limits the number of Additional Shares which may be used for the grant of performance share awards to 10% of the total number of Additional Shares.

    When originally adopted, the Board reserved 8,000,000 shares of Common Stock for issuance under the 1994 Plan. Three years later, in 1997, the Company's stockholders approved an additional 8,000,000 shares of Common Stock for reservation and eventual issuance under the 1994 Plan. Now, three years after the 1994 increase, the Company is seeking stockholder approval for an identical increase of 8,000,000 shares. Also, as in 1994, and as noted above, the current amendment to the 1994 Plan does not allow repricing of any of the Additional Shares unless the repricing has been approved by the Company's stockholders.

    The 1994 Plan was adopted by the Board in order to (i) increase incentive and to encourage stock ownership on the part of key employees of the Company and its affiliates, (ii) align the interests of key employees with those of the Company's stockholders and (iii) attract and retain the services of outstanding individuals, upon whose judgment, interest and special effort the Company's success is largely dependent. The Company will not be able to continue to realize these benefits if there are not enough shares reserved for issuance under the 1994 Plan. The Company must attract and retain highly talented individuals to serve as officers and directors in an extremely competitive labor market. The Company strongly feels that stock options are an indispensable part of competitive compensation packages. Unless stock options remain a part of its compensation packages, the Company would be unable to attract and retain highly talented and sought-after individuals in the labor market in which it must compete.

    The Company estimates that without the proposed increase the remaining shares reserved for issuance under the 1994 Plan will be exhausted by the end of 2000.

    As of April 28, 2000, options for 11,875,820 shares of Common Stock were outstanding under the 1994 Plan and 1,539,846 shares of Common Stock remained available for future awards. Although in 1998, the Board granted 35,000 performance shares to a former executive, the executive resigned from the Company before the performance criteria were met and, therefore, no shares were issued by the Company. To date, no other performance share awards have been granted under the 1994 Plan.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    The affirmative vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting will be required to approve the amendment to the 1994 Plan increasing the number of shares reserved for issuance under the 1994 Plan by 8,000,000 shares. Abstentions and broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum. While abstentions will be counted as votes against this proposal, broker non-votes will not be treated as entitled to vote on this proposal, and accordingly, will not be counted when determining whether or not this proposal has been approved. THE BOARD OF DIRECTORS HAS UNANIMOUSLY

APPROVED THIS PROPOSAL AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 1994 PLAN INCREASING THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE 1994 PLAN BY 8,000,000 SHARES.

GENERAL

    The 1994 Plan is administrated by a committee of the Board of Directors consisting of not less than two directors (the "Committee"). The members of the Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. At present, the Committee is made up of the members of the Company's Compensation Committee.

    The 1994 Plan gives the Committee authority to either award options to purchase shares of Common Stock or award performance shares of Common Stock to be paid to participants on the achievement of certain performance goals set by the Committee with respect to each participant. Options awarded under the 1994 Plan may be either "incentive stock options" as defined in Section 422 of the Code, or non-qualified stock options, as determined by the Committee.

    The Committee has all powers and discretion necessary and appropriate to administer the 1994 Plan and to control its operation, including, without limitation, the power to (i) determine which employees shall be granted awards,
(ii) prescribe the terms and conditions of the awards, (iii) interpret the 1994 Plan and the awards, (iv) adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the 1994 Plan by employees who are foreign nationals or employed outside of the United States, (v) adopt rules for the administration, interpretation and application of the 1994 Plan and
(vi) interpret, amend or revoke any such rules. All determinations and decisions made by the Committee pursuant to the provisions of the 1994 are final, conclusive and binding. The Committee may delegate its authority and powers under the 1994 Plan to one or more directors or officers of the Company with respect to awards made to employees who are not executive officers of the Company.

    The Board may, in its discretion, alter, amend or terminate the 1994 Plan or any part thereof, at any time and for any reason. However, to the extent required by the 1994 Plan or required to maintain the 1994 Plan's qualification under Rule 16b-3 under the 1934 Act or Section 162(m) of the Code, any such amendment shall be subject to stockholder approval. Neither the amendment, suspension nor termination of the 1994 Plan shall, without the consent of the participant, alter or impair any rights or obligations under any award previously granted.

STOCK SUBJECT TO THE 1994 PLAN

    The maximum number of shares of the Company's Common Stock which may be awarded under the Company's current 1994 Plan is 16,000,000 shares. If the proposed amendment is approved, the maximum number of shares shall increase from 16,000,000 shares to 24,000,000 shares. If an award is canceled, terminates, expires or lapses for any reason, the shares of stock which were subject to such award are returned to the 1994 Plan and become available for future award under the 1994 Plan.

ELIGIBILITY

    The 1994 Plan provides that awards of stock options and performance shares may be granted to employees (including officers and directors who are also employees) of the Company and its affiliates, including corporations controlling, controlled by or under common control with the Company. Awards of incentive stock options, however, may only be made to employees of the Company or its subsidiaries (generally, corporations which are at least 50% owned by the Company). The Committee selects the participants and determines the number of shares subject to each award. The 1994 Plan prohibits a single participant from receiving awards of stock options covering more than 500,000 shares during any single fiscal year or awards of performance shares covering more than 100,000 shares during any single fiscal year. The Committee has discretion, however, to award stock options covering up to 1,000,000 shares to a participant in the fiscal year in which the participant first becomes an employee of the Company or is promoted from a position as a non-executive officer to a position as an executive officer.

STOCK OPTIONS

    AWARD AGREEMENT. The terms of stock option awards under the 1994 Plan are determined by the Committee. Each award is evidenced by a written agreement between the Company and the person to whom the award is made. The award agreement will specify the option price, the expiration date of the option, the number of shares to which the option pertains, any conditions to the exercise of the option and such other terms and conditions as the Committee, in its discretion, shall determine. The award agreement will also specify whether the option is intended to be an incentive stock option or a non-qualified stock option. Generally, no consideration is paid by participants for the grant of a stock option award under the 1994 Plan.

    OPTION PRICE. The per share exercise price of each option awarded under the 1994 Plan will be no less than 100% of the fair market value per share on the date the option is awarded. The fair market value of a share of Common Stock of the Company is the last quoted selling price for such shares on the date of award, or if there were no sales on such date, the arithmetic mean of the last quoted selling price on the nearest day before and the nearest day after the date of award, as determined by the Committee. Incentive stock options awarded to stockholders owning more than 10% of the Company's outstanding shares are subject to the additional restriction that the exercise price must be at least 110% of the fair market value of a share, as determined above, on the date of award.

    EXERCISE OF OPTIONS. Options awarded under the 1994 Plan will be exercisable at such times and subject to such restrictions and conditions (including without limitation, restrictions based on the passage of time or the achievement of certain performance goals) as the Committee shall determine in its discretion. However, an option generally may not be exercisable until at least one year following its date of award. An option may be exercised by giving written notice of the exercise to the Company specifying the number of full shares of Common Stock to be purchased and tendering payment of the purchase price to the Company. The option price upon exercise of any option shall be paid to the Company. The option price upon exercise of any option shall be paid to the Company in full in cash or its equivalent. The Committee, in its discretion, may also permit exercise by tendering previously acquired shares of the Company's Common Stock which have been beneficially owned for at least six months prior to their tender or by any other means which the Committee, in its discretion, determines to provide legal consideration for the shares and to be consistent with the purposes of the 1994 Plan.

    STOCK OPTION TERM. The maximum term of stock options awarded under the 1994 Plan is 10 years, except in the case of a participant's death, where the Committee has the discretion to allow the participant's beneficiary up to an additional year to exercise a non-qualified option. An option generally may be exercised for up to one year following termination of employment. However, the Committee reserves the right (and currently intends) to grant options with shorter maximum terms than are specified in this paragraph.

    NONTRANSFERABILITY. An option awarded under the 1994 Plan is nontransferable by the participant other than by will, the laws of descent and distribution or, if permitted by the Committee, beneficiary designation, and is exercisable during the participant's lifetime only by the participant, or in the event of the participant's death, by the executor or administrator of the participant's estate or the participant's designated beneficiary.

PERFORMANCE SHARES

    AWARD AGREEMENT. The terms of performance share awards under the 1994 Plan are determined by the Committee. Each award is evidenced by a written agreement between the Company and the person to whom the award is made. Each award agreement will set forth certain performance goals established by the Committee and the period in which such goals are to be met. The number or value of performance shares that will be paid out to a participant at the end of the performance period will depend on the extent such goals have been met by the participant. The Committee reserves the right to adjust or waive the achievement of the performance goals it has set. No consideration will be paid by participants for performance share awards under the 1994 Plan. While the Committee has discretion to grant performance shares to any employee, the Committee's current intention is to grant performance shares only if such awards would entitle the Company to favorable accounting or other treatment which would not be available if the Company granted only stock options. In 1998, the Board granted 35,000 performance shares to a former executive, however the executive resigned from the Company before the performance criteria were met and, therefore, no shares were issued by the Company. To date, no other performance share awards have been made under the 1994 Plan. Additionally, the amendment to the 1994 Plan provides that only ten percent of the Additional Shares added by the amendment may be used for the grant of performance share awards.

    PAYMENT OF PERFORMANCE SHARES. Payment of earned performance shares is made as soon as practicable after the expiration of the applicable performance period. The Committee, in its discretion, may pay earned performance shares in the form of shares, cash or a combination thereof. Payment of performance shares in cash results in the return of the shares to the 1994 Plan, and the shares subject to an award paid in cash will again be available for grant under the 1994 Plan. Unless otherwise established by the Committee in the applicable award agreement, upon a participant's termination of employment, for any reason, all remaining unearned performance shares shall be forfeited and returned to the 1994 Plan and shall again be available for award under the 1994 Plan.

    NONTRANSFERABILITY. A performance share award is nontransferable other than by will, the laws of descent and distribution or, if permitted by the Committee, beneficiary designation, and a participant's rights under an award are exercisable during the participant's lifetime only by the participant, or in the event of a participant's death, by the executor or administrator of the participant's estate or the participant's designated beneficiary.

TERM

    The term of the 1994 Plan shall remain in effect until terminated by the Board of Directors. However, without further stockholder approval, no incentive stock option may be awarded under the 1994 Plan after March 22, 2004.

CHANGES IN CORPORATE STRUCTURE

    In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, share combination or other change in the corporate structure of the Company affecting the shares, such adjustment shall be made in the number and class of shares which may be delivered under the 1994 Plan, and in the number and class of or price of shares subject to outstanding awards under the 1994 Plan, as the Committee, in its discretion, shall determine to be appropriate to prevent dilution or diminution of awards under the 1994 Plan.

TAX INFORMATION

    Based on management's understanding of current federal income tax laws, the tax consequences of the grant and exercise of stock options and the award of performance shares are as follows.

    Options awarded under the 1994 Plan may be either "incentive stock options," as defined in Section 422 of the Code, or non-qualified stock options.

    If an option awarded under the 1994 Plan is an incentive stock option, the participant will recognize no income upon award of the incentive stock option and incur no tax liability due to the exercise unless the participant is subject to the alternative minimum tax. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after award of the option and one year after receipt of the shares by the participant any gain will be treated as long-term capital gain. If these holding periods are not satisfied, the participant will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the shares at the date of the option exercise or the sales price of the shares. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the participant. Any gain recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as capital gain.

    All other options which do not qualify as incentive stock options are referred to as non-qualified options. A participant will not recognize any taxable income at the time the participant is awarded a non-qualified option. However, upon its exercise, the participant will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the option price. Generally, the Company will be entitled to a deduction in the same amount as ordinary income recognized by the participant. The income recognized by a participant who is also an employee of the Company will be subject to tax withholding by the Company by payment in cash or out of the current earnings paid to the participant. Upon resale of such shares by the participant, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain or loss.

    Generally, no income will be recognized by a participant in connection with an award of performance shares. When the performance share award is paid, the participant will generally be required to include as taxable ordinary income in the year of payment an amount equal to the amount of cash received and the fair market value of any shares of Common Stock received. Generally, the Company will be entitled to a deduction in the same amount as the ordinary income recognized by the participant. The income recognized by a participant who is also an employee of the Company will be subject to tax withholding by the Company by payment of cash or out of the current earnings paid to the participant. Upon resale of any such shares by the participant, any difference between the sales price and the amount previously recognized as ordinary income as provided above will be treated as capital gain or loss.

    Section 162(m) of the Code contains rules regarding the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of its next four most highly compensated executive officers. Under
Section 162(m), the Company may deduct compensation paid to such an executive only to the extent that it does not exceed $1,000,000 during any fiscal year, or complies with certain conditions, including payment pursuant to a performance based plan approved by stockholders.

    The 1994 Plan is designed to qualify under section 162(m) by (i) placing numerical limits on the number of options and performance shares which may be granted to any individual, and (ii) specifying certain performance criteria which the Committee may make applicable to grants of performance shares. Specifically, the 1994 Plan provides that the Committee, in its discretion, may choose to make vesting of performance shares contingent upon the attainment of goals relating to revenue of the Company, return on stockholders' equity, and/or earnings per share. Any such goals will be determined by the Committee at the time of grant and reflected in the written award agreement. (As described in the preceding section, the Committee has broad discretion to set other performance goals, as well.) By qualifying the 1994 Plan under Section 162(m), the Company is seeking to ensure that it will be able to receive a federal income tax deduction with respect to compensation paid under the 1994 Plan to the Company's executive officers.

    The foregoing summary of the effect of federal income taxation upon the participant and the Company with respect to the award and exercise of stock options and the award and payment of performance shares under the 1994 Plan does not purport to be complete, and reference should be made to the applicable provisions of the Code. In addition, this summary does not discuss the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside.

NUMBER OF STOCK OPTION AWARDS TO CERTAIN INDIVIDUALS AND GROUPS

    The grant of options under the 1994 Plan to executive officers, including the Named Executive Officers named in the table of beneficial ownership under the heading "Security Ownership of Management and Certain Beneficial Owners," is subject to the discretion of the Committee. As of the date of this proxy, there has been no determination by the Committee with respect to future awards under the 1994 Plan. Accordingly, future awards are not determinable. The table of option grants in the last fiscal year under the heading "Stock Option Grants" provides information with respect to option grants to each of the Named Executive Officers during fiscal 1999. Information regarding option grants to non-employee Directors during fiscal 1999 is set forth under the heading "Director Compensation." During fiscal 1999, all current executive officers as a group and all other employees as a group were granted options to purchase 1,815,000 and 2,435,000 shares, respectively, pursuant to the 1994 Plan.

                                 PROPOSAL THREE
       APPROVAL OF AN AMENDMENT TO THE 1997 EMPLOYEE STOCK PURCHASE PLAN
            TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE
                       UNDER THE PLAN BY 4,000,000 SHARES

    The Company has adopted an amendment to the 1997 Employee Stock Purchase Plan (the "Purchase Plan") increasing the number of shares reserved for issuance under the Purchase Plan by 4,000,000 shares to a total of 8,000,000 shares, subject to the approval of the Company's stockholders. This amendment will become effective upon stockholder approval.

    The purpose of the Purchase Plan is to promote the success and enhance the value of the Company, by providing eligible employees of the Company and its participating subsidiaries with the opportunity to purchase shares of Common Stock of the Company through payroll deductions. The Company also believes that the Purchase Plan has been instrumental in the Company's ongoing efforts to attract and retain employees of outstanding competence in the highly competitive labor markets in which the Company competes. The Purchase Plan is attended to qualify as an employee stock purchase plan under the Section 423 of the Revenue Code of 1986, as amended (the "Code").

    The Company estimates that without the proposed increase the remaining shares reserved for issuance under the Purchase Plan will be exhausted by the end of 2000.

    As of April 28, 2000, 921,671 shares of Common Stock were available for purchase under the Purchase Plan.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    The affirmative vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting will be required to approve the amendment to the Purchase Plan to increase the number of shares reserved for issuance thereunder by 4,000,000 shares. Abstentions and broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum. While abstentions will be counted as votes against this proposal, broker non-votes will not be treated as entitled to vote on this proposal, and accordingly, will not be counted when determining whether or not this proposal has been approved. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THIS PROPOSAL AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 1994 PLAN INCREASING THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE PURCHASE PLAN BY 4,000,000 SHARES.

GENERAL

    The Purchase Plan is administrated by a committee of the Board of Directors consisting of not less than two directors ("the Committee"). The members of the Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. At present, the Committee is made up of the members of the Company's Compensation Committee.

    Subject to the terms of the Purchase Plan, the Committee has all discretion and authority necessary or appropriate to control and manage the operation and administrative of the Purchase Plan, including the power to designate the subsidiaries of the Company, which will be, permitted to participate in the Purchase Plan. As permitted by Section 423 of the code, the Committee also may establish a waiting period (not to exceed two years) before new employees may become eligible for the Purchase Plan or exclude certain classes of employees (for example, officers) from participating in the Purchase Plan. The Committee may take whatever rules, interpretations, and computations, and take any other actions to administer the Purchase Plan that it considers appropriate to promote the Company's best interests, and to ensure that the Purchase Plan remains qualified under Section 423 of the Code. The Committee may delegate one or more of its functions to any of its members or to any other person. The Company's Board of Directors, in its sole discretion, may amend or terminate the Purchase Plan at any time and for any reason.

STOCK SUBJECT TO THE PURCHASE PLAN

    Currently a maximum of 4,000,000 shares of Common Stock are available for issuance under the Purchase Plan. If the proposed amendment is approved, the maximum number of shares shall increase from 4,000,000 shares to 8,000,000 shares. Shares sold under the Purchase Plan may be newly issued shares or treasury shares. In the event of any stock split or other change in the capital structure of the Company, the committee will make such adjustments, if any, as it deems appropriate in the number, kind and purchase price of the shares available for purchase under the Purchase Plan.

ELIGIBILITY

    Most employees of the Company and its participating subsidiaries are eligible to elect to participate in the Purchase Plan. However, an employee is not eligible if he or she (i) normally is scheduled to work less than or equal to 20 hours per week or five months during a calendar year or (ii) has the right to acquire 5% or more of the voting stock of the Company or of any subsidiary of the Company.

ENROLLMENT AND CONTRIBUTIONS

    Eligible employees voluntarily elect whether or not to enroll in the Purchase Plan. Employees join for an enrollment period of three months. Employees who have joined the Purchase Plan automatically are re-enrolled for additional rolling three-month periods; provided, however, that an employee may cancel his or her enrollment at any time (subject to Purchase Plan rules). The Committee is authorized to change the duration of future enrollment periods, but no enrollment period may be longer than 12 months. Employees contribute to the Purchase Plan through payroll deductions. Participating employees generally may contribute up to 15% of their eligible compensation through after-tax payroll deductions. The Committee may, from time to time establish a lower maximum permitted contribution percentage or change the definition of eligible compensation. Currently, this maximum is at 15%. After an enrollment period has begun, an employee may not increase or decrease his or her contribution, but the employee may withdraw from the Purchase Plan as described below.

PURCHASE OF SHARES

    On the last day of each enrollment period, each participating employee's payroll deductions are used to purchase shares of Common Stock for the employee. The price of the shares purchased will be 85% of the lower of (i) the stock's market value on the first business day of the enrollment period, or (ii) the stock's market value on the last business day of the enrollment period. Market value under the Purchase Plan means the closing price of the Common Stock on the NASDAQ/National Market for the day in question. The Committee is permitted to specify a maximum number of shares which may be purchased by any employee. Currently, this maximum is set at 20,000 shares per calendar quarter. However, as required by Section 423 of the Code, no employee may purchase more than $25,000 of stock during any year.

TERMINATION OF PARTICIPATION

    Participation in the Purchase Plan terminates when a participating employee's employment with the Company ceases for any reason, the employee withdraws from the Purchase Plan, or the Purchase Plan is terminated or amended such that the employee no longer is eligible to participate.

TAX INFORMATION

    Based on management's understanding of current federal income tax laws, the tax consequences of the purchase of shares of common stock under the Purchase Plan are as follows.

    A participating employee will not have taxable income when the shares of common stock are purchased for him or her, but the employee generally will have taxable income when the employee sells or otherwise disposes of stock purchased through the Purchase Plan.

    For shares which are disposed of more than 24 months after the enrollment date for the enrollment period under which the shares were purchased (the "24-month holding period"), gain up to the amount of the discount (if any) from the market price of the stock on the enrollment date is taxed as ordinary income. Any additional gain above that amount is taxed at long-term capital gain rates. If, after the 24-month holding period, the employee sells the stock for less than the purchase price, the difference is a long-term capital loss. Shares sold within the 24-month holding period are taxed at ordinary income rates on the amount of discount received from the stock's market price on the purchase date. Any additional gain (or loss) is taxed to the employee as long-term or short-term capital gain (or loss). The purchase date begins the holding period for determining whether the gain (or loss) is short-term or long-term.

    The Company will receive a deduction for federal income tax purposes for the ordinary income an employee must recognize when he or she disposes of stock purchased under the Purchase Plan within the 24-month holding period. The Company will not receive such a deduction for shares disposed of after the 24-month holding period.

    The foregoing summary of the effect of federal income taxation upon the participating employee and the Company with respect to the purchase of shares under the Purchase Plan does not purport to be complete, and reference should be made to the applicable provisions of the Code. In addition, this summary does not discuss the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside.

NUMBER OF SHARES PURCHASED BY CERTAIN INDIVIDUALS AND GROUPS

    Because participation in the Purchase Plan is voluntary on the part of employees, the actual number of shares to be purchased by an individual is not determinable. The table of beneficial ownership under the heading "Security Ownership of Management and Certain Beneficial Owners" provides information with respect to beneficial ownership of the Company's Common Stock by the Named Executive Officers during fiscal 1999. Information regarding such beneficial ownership by non-employee Directors during fiscal 1999 is also set forth in the table of beneficial ownership under "Security Ownership of Management and Certain Beneficial Owners," although directors who are not employees of the Company are not eligible to participate in the Purchase Plan. During fiscal 1999, all current executive officers as a group and all other employees as a group purchased 15,867 and 1,173,949 shares, respectively, pursuant to the Purchase Plan.

COMPANY PERFORMANCE

    NOTWITHSTANDING ANY STATEMENT TO THE CONTRARY IN ANY OF THE COMPANY'S PREVIOUS OR FUTURE FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), THIS COMPANY PERFORMANCE GRAPH IS NOT "SOLICITING MATERIAL," SHALL NOT BE DEEMED "FILED" WITH THE COMMISSION AND SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS. The following graph shows a five-year comparison of cumulative total return for the Company's Common Stock through December 31, 1999 relative to the Nasdaq Stock Market Index (US) and the Hambrecht & Quist Software Sector Index.

                                    INFORMIX
                       H&Q COMPUTER SOFTWARE SECTOR INDEX
                        NASDAQ STOCK MARKET--U.S. INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

        INFORMIX  NASDAQ STOCK MARKET -U.S.  H&Q COMPUTER SOFTWARE SECTOR
Dec-94    100.00                     100.00                        100.00
Jan-95    100.39                     100.53                         98.44
Feb-95    117.51                     105.81                        110.11
Mar-95    107.00                     108.95                        114.33
Apr-95    122.57                     112.38                        118.88
May-95    131.52                     115.29                        120.03
Jun-95    157.98                     124.62                        132.21
Jul-95    184.44                     133.77                        139.27
Aug-95    174.32                     136.49                        139.56
Sep-95    202.33                     139.63                        143.74
Oct-95    181.32                     138.83                        146.52
Nov-95    172.37                     142.09                        147.92
Dec-95    186.77                     141.33                        143.33
Jan-96    207.78                     142.04                        146.35
Feb-96    219.46                     147.46                        149.34
Mar-96    164.20                     147.95                        156.42
Apr-96    164.20                     160.21                        173.80
May-96    141.63                     167.56                        175.14
Jun-96    140.08                     160.01                        170.56
Jul-96    135.80                     145.76                        155.85
Aug-96    140.08                     153.94                        158.28
Sep-96    173.54                     165.70                        175.43
Oct-96    138.13                     163.87                        169.41
Nov-96    147.86                     174.04                        181.50
Dec-96    126.85                     173.89                        174.23
Jan-97    129.18                     186.23                        180.27
Feb-97    108.56                     175.93                        167.80
Mar-97     94.16                     164.46                        159.00
Apr-97     45.53                     169.58                        161.82
May-97     56.03                     188.79                        185.01
Jun-97     56.03                     194.59                        188.84
Jul-97     70.43                     215.10                        209.57
Aug-97     56.42                     214.79                        218.35
Sep-97     43.58                     227.52                        226.43
Oct-97     42.41                     215.67                        221.77
Nov-97     41.25                     216.81                        223.12
Dec-97     29.57                     213.07                        210.67
Jan-98     40.47                     219.82                        218.21
Feb-98     48.64                     240.49                        252.70
Mar-98     52.92                     249.36                        273.47
Apr-98     61.58                     253.57                        274.53
May-98     42.41                     239.49                        264.00
Jun-98     49.22                     256.21                        283.47
Jul-98     40.66                     253.22                        267.61
Aug-98     21.79                     203.17                        206.25
Sep-98     31.13                     231.37                        236.45
Oct-98     31.71                     241.36                        227.80
Nov-98     33.66                     265.78                        253.17
Dec-98     61.48                     300.25                        275.22
Jan-99     68.09                     343.91                        291.08
Feb-99     54.47                     313.08                        269.24
Mar-99     45.91                     335.86                        275.08
Apr-99     45.14                     345.30                        259.98
May-99     41.44                     337.34                        277.28
Jun-99     53.11                     367.47                        313.98
Jul-99     46.50                     362.12                        304.66
Aug-99     45.33                     376.46                        314.51
Sep-99     49.42                     375.85                        348.74
Oct-99     47.47                     403.16                        389.29
Nov-99     68.48                     446.17                        467.39
Dec-99     71.21                     542.43                        626.17

    Assumes $100 invested on the last trading day of December 1994 at the closing sales price in the Company's Common Stock, the Nasdaq Stock Market
Index (US) and the Hambrecht & Quist Software Sector Index. Total return assumes reinvestment of dividends for the Nasdaq Stock Market Index (US) and the Hambrecht & Quist Software Sector Index. The Company has never paid dividends on its Common Stock and has no present plans to do so.

    The Nasdaq Stock Market Index (US) was prepared by the Center for Research in Security Prices and includes all United States Nasdaq Stock Market companies.

    The H&Q Software Sector Index is a subset of the H&Q Technology Index and is comprised of publicly traded stocks considered by H&Q as representative of the software marketplace as a whole.

                                 PROPOSAL FOUR
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Board of Directors has selected KPMG LLP ("KPMG"), independent accountants, to audit the financial statements of the Company for the current fiscal year ending December 31, 2000. The Company expects that a representative of KPMG will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to answer any appropriate questions.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE

    On May 20, 1998, the Company filed a current report on Form 8-K (the
"Form 8-K") regarding its dismissal of Ernst & Young LLP as its independent accountants and the engagement of KPMG as the Company's independent accountants. The contents of that report are as follows:

FORM 8-K FILED ON MAY 20, 1998

ITEM 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

    On May 12, 1998, the Company's Board of Directors approved a resolution
(i) to dismiss Ernst & Young LLP ("E&Y") as the Company's independent accountants, effective upon management's notification of E&Y of the dismissal; and (ii) concurrent with such notification, to engage KPMG LLP ("KPMG") as the Company's independent accountants upon such terms as may be negotiated by management.

    On May 13, 1998, the Company's management notified E&Y of the dismissal. On May 19, 1998, the Company engaged KPMG as the Company's independent accountants.

    E&Y's reports with respect to the Company's financial statements for the fiscal years ended December 31, 1996 and 1997 did not contain an adverse opinion or a disclaimer of opinion and were not qualified as to uncertainty, audit scope or accounting principles.

    In connection with the audits of the Company's financial statements for each of the two fiscal years ended December 31, 1996 and 1997 and in the subsequent interim period, except as described in the next paragraph, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of E&Y would have caused E&Y to make reference to the matter in their report.

    E&Y advised the Company that it disagreed with the Company's recognition of revenue resulting from software license transactions with industrial manufacturers which occurred during the first quarter ended March 31, 1998. The disagreement was resolved to the satisfaction of E&Y with the result that approximately $6.2 million in revenue has been deferred and will be recognized over a period which the Company expects to be approximately two years. The Company intends to file immediately an amendment to its quarterly report on Form 10-Q for the quarter ended March 31, 1998 to restate its financial results for the period. The Audit Committee has discussed the accounting of these transactions with management and E&Y.

    The Company has authorized E&Y to respond fully to the inquiries of KPMG as the successor independent accountants of the Company. Prior to accepting its engagement as the Company's successor independent accountants, KPMG had the opportunity to discuss with E&Y the subject matter of the disagreement described above and other matters relevant to the Company. KPMG has not offered any report or advice to the Company concerning such disagreement that was important to the Company's decision in reaching a resolution.

    During the Company's fiscal years ended December 31, 1996 and 1997, and through March 31, 1998, the following reportable events occurred:

    In connection with the restatement of the Company's financial statements for fiscal years ended December 31, 1996, 1995 and 1994, and the quarter ended
March 30, 1997, a number of conditions which collectively represented a material weakness in the Company's internal accounting controls were identified. These conditions included a deterioration in the Company's accounting controls at corporate and regional management levels, and a relative failure to stress the importance of these controls; an inappropriate level of influence, principally by the sales organization, over the revenue recognition process; and an apparent lack of clarity and consistent understanding within the Company of the application of the Company's revenue recognition policies to large, complex reseller license transactions. The Company is implementing a plan to strengthen the Company's internal accounting controls. This plan includes updating the Company's revenue recognition policies regarding accounting and reporting for large, complex reseller license transactions, developing and conducting educational programs to help implement such policies, changing the Company's corporate and regional accounting and reporting structure and re-establishing an internal audit function reporting to the Company's Board of Directors.

    On April 29, 1998, E&Y informed the Audit Committee of the Board that it considered that, in connection with the audit of the Company's fiscal 1997 consolidated financial statements, the lack of appropriate resources in the accounting and controlling departments of the Company constituted a reportable condition.

RESPONSE OF ERNST & YOUNG

    On May 29, 1998 E&Y furnished the Company with the following response letter concerning the information contained in the Form 8-K, which response letter the Company filed with the Commission on Form 8-K/A on June 2, 1998.

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

    Gentlemen:

    We have read Item 4 of Form 8-K dated May 20, 1998, of Informix Corporation and believe it is not complete as to reportable events as described in Item 304(a)(1)(v) of Regulation S-K. We believe the ninth paragraph of Item 4 included on page 3 therein should be replaced by the following two sentences. On April 29, 1998, E&Y informed the Audit Committee of the Board that, in connection with the audit of the Company's fiscal 1997 consolidated financial statements, the lack of appropriate resources, analyses, and process structure in the accounting and financial reporting departments of the Company resulted in delays in closing the books, numerous and material amounts of post-closing entries and audit adjustments required to be recorded by the Company, and difficulty in accumulating accurate information necessary for financial statement disclosure in a timely manner. E&Y considers this condition to be a material weakness.

    We are in agreement with the statements contained in the first sentence of the second paragraph, the third paragraph, the fourth paragraph, the first sentence of the fifth paragraph, the first part of the second sentence of the fifth paragraph through and including the words "has been deferred", the fourth sentence of the fifth paragraph as it relates to our Firm, the first sentence of the sixth paragraph, the seventh paragraph, the first and second sentence of the eighth paragraph, and the first sentence of the tenth paragraph on pages 2 and 3 therein. In addition, we have no basis to agree or disagree with other statements of the registrant contained therein.

    Regarding the registrant's statements concerning the lack of internal controls to prepare financial statements, included in the eighth and ninth paragraphs of Item 4 on page 2 and 3 therein, we had considered such matters in determining the nature, timing and extent of procedures performed in our audit of the registrant's consolidated financial statements for the years ended December 31, 1997, 1996, 1995, and 1994.

                                          /s/ ERNST & YOUNG LLP

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

    The affirmative votes of the holders of a majority of the shares of Company stock present or represented and voting at the Annual Meeting will be required to approve this proposal. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THIS PROPOSAL AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP.

                                 OTHER MATTERS

    The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

    It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. Therefore, the Company urges you to mark, sign, date, and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

                                          For the Board of Directors
                                          INFORMIX CORPORATION

                                          [SIG]

                                          Gary Lloyd
                                          SECRETARY

Dated: April 28, 2000

                                                                      1670-PS-00

                                      PROXY

                               INFORMIX CORPORATION

              THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Jean-Yves F. Dexmier and Gary Lloyd and either of them, as attorneys of the undersigned with full power of substitution (the "Proxy Holders"), to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Informix Corporation, to be held at the Hyatt Rickey's, 4219 El Camino Real, Palo Alto, California, on Wednesday, June 21, 2000 at 10:00 a.m., local time, and at any continuation or adjournment thereof, with all the powers which the undersigned might have if personally present at the meeting.

    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated April 28, 2000, and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and by filing this Proxy with the Secretary of the Corporation, gives notice of such revocation.

    THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

  PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED
                                  ENVELOPE.

/SEE REVERSE/     CONTINUED AND TO BE SIGNED ON REVERSE SIDE      /SEE REVERSE/
/   SIDE    /                                                     /   SIDE    /

/X/ PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE 'FOR' THE FOLLOWING:

1.  ELECTION OF CLASS I DIRECTORS:

    NOMINEES:      (01) Leslie G. Denend
                   (02) Cyril J. Yansouni

                   FOR                      WITHHELD
                  /   /                      /   /


/  /______________________________________               MARK HERE /   /
     FOR ALL NOMINEES EXCEPT AS NOTED ABOVE            FOR ADDRESS
                                                        CHANGE AND
                                                        NOTE BELOW









2. To approve an amendment to the Corporation's 1994 Stock Option and Award Plan to increase the number of shares authorized for issuance thereunder by 8,000,000 shares.

            FOR            AGAINST              ABSTAIN
            / /              / /                  / /

3. To approve an amendment to the Corporation's 1997 Employee Stock Purchase Plan to increase the number of shares authorized for issuance thereunder by 4,000,000 shares.

            FOR            AGAINST              ABSTAIN
            / /              / /                  / /

4. To ratify the appointment of KPMG LLP as the Corporation's independent accountants for the 2000 fiscal year.

            FOR            AGAINST              ABSTAIN
            / /              / /                  / /

In their discretion, the Proxy Holders are authorized to vote upon such other matter(s) which may properly come before the meeting and any adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF CLASS I DIRECTORS, FOR THE APPROVAL OF THE AMENDMENT TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE 1994 STOCK OPTION AND AWARD PLAN BY 8,000,000 SHARES, FOR THE APPROVAL OF THE AMENDMENT TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE 1997 EMPLOYEE STOCK PURCHASE PLAN BY 4,000,000 SHARES AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT ACCOUNTANTS FOR THE 2000 FISCAL YEAR.

Please date and sign exactly as your name or names appear hereon. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles in such capacity. If shares are held by joint tenants or as community property, both should sign.

Signature: _______________________________________  Date: ____________________


Signature: _______________________________________  Date: ____________________